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                           PRIVATE OFFERING NOTICE
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                         [MERRILL LYNCH LOGO OMITTED]


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C

                           Accelerated Return Notes
               Linked to the Russell 2000 Index due June , 2006
                   US$10 public offering price per security

                            Private Offering Notice

                                 Summary Terms


The securities:                             Payment on the maturity date:
o  There will be no payments prior to    o  The amount an investor will receive
   the maturity date and we cannot          at maturity will be based upon the
   redeem the securities prior to the       percentage change in the level of
   maturity date.                           the Index. If the level of the
                                            Index has increased over the term
o  Senior unsecured debt securities of      of the notes, on the maturity date
   Merrill Lynch & Co., Inc. part of a      an investor will receive a payment
   series entitled "Medium-Term Notes,      per security equal to $10 plus
   Series C".                               triple the percentage increase of
                                            the Index, up to a maximum payment
o  The securities are designed for          expected to be between $11.60 and
   investors who are seeking exposure       $12.00 per security. If the level
   to the Russell 2000 Index (the           of the Index has decreased over the
   "Index"), willing to forego              term of the notes, on the maturity
   interest payments on the securities      date an investor will receive a
   and willing to accept a return that      payment per security based upon
   will not exceed the limit described      that percentage decrease. As a
   in the attached offering document.       result, an investor may lose some,
                                            if not all, of its investment in
o  The securities are made available        the Notes.
   to each investor outside of the
   United States in a minimum initial
   investment of US$50,000 or such
   other amount, and subject to such
   other restrictions, as may be
   applicable to such investor under
   the private offering rules of any
   jurisdiction outside of the United
   States.

o  Expected settlement date: December
        , 2004.


o  CUSIP No.:


The securities (the "Securities"), the subject of the attached offering document (the "Offering Document"), have not been approved for public sale in any jurisdiction outside of the United States. As such, the Securities are made available to investors outside of the United States only in accordance with applicable private offering rules. The Offering Document may not be copied or otherwise made available to any other person by any recipient without the express written consent of Merrill Lynch & Co., Inc. (the "Company").

The discussion contained in the Offering Document relating to the tax implications of investing in the Securities is not based upon, and does not reflect, the tax laws of any jurisdiction outside of the United States. Accordingly, investors should consult their local tax advisor before making an investment in the Securities.



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                           PRIVATE OFFERING NOTICE
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This Notice and the Offering Document have been issued by the Company for information only. Prospective investors should not treat the contents of this Notice as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Securities. Attention is drawn in particular to risk factors on pages PS-7 to PS-9 and pages S-3 to S-4 of the Offering Document. Subject to this Notice, the Offering Document has been approved for issue in the United Kingdom by Merrill Lynch International Bank Limited ("MLIB"), which is regulated by the Financial Services Authority, with a registered office at Merrill Lynch Financial Center, 2 King Edward Street, London EC1A 1HQ, United Kingdom. This Notice is issued in Hong Kong by Merrill Lynch (Asia Pacific) Limited.

Investors in the United Kingdom should be aware that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), which is handling the sale of the Securities, has no place of business in the United Kingdom and is not regulated by the Financial Services Authority. Therefore, with respect to anything done by MLPF&S, the regulatory regime governing an investor's rights will be different than that of investors' rights in the United Kingdom, and the United Kingdom rules for the protection of private investors and the United Kingdom Financial Compensation Scheme will not apply to any business MLPF&S conducts with or for United Kingdom investors.

Investors should also note the following:

      (a) The Securities are denominated in United States dollars. Investors that purchase securities with a currency other than United States dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

      (b) The price and value of the Securities and the income from them can fluctuate and may fall against the investor's interest and an investor may get back less than the amount that it invested.

      (c) Investment in the Securities may not be suitable for all investors. Investors should seek advice from their investment advisor for information concerning the Company, the Securities and the suitability of purchasing the Securities in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

      (d) Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of any Securities.

      (e) MLPF&S or one of its affiliates may be the only market maker, if any, in the Securities.

      (f) Information relating to taxation is based on information currently available. The levels and bases of, and reliefs from, taxation in relevant jurisdictions can change. The value of any reliefs depends upon the circumstances of the investor. See additional comments about taxation above.















                 The date of this Notice is November 23, 2004

       This Notice supplements the Preliminary Pricing Supplement, dated
             November 23, 2004, and the Prospectus Supplement and
                     Prospectus, dated November 26, 2003.